EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chatching, Inc.
(f/k/a Social Network Marketing, Inc.)

We hereby consent to the inclusion in the foregoing Post-Effective Amendment No. 2 to Registration Statement on Form S-1, of our report dated January 20, 2014, relating to the balance sheet of Chatching, Inc. (f/k/a Social network Marketing, Inc.) (a development stage company) as of September 30, 2013 and 2012, and the related statements of operations, stockholders' deficit and cash flows for the years ended September 30, 2013 and 2012.  We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

February 10, 2014

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP
Jupiter, Florida